Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Announces Sale of a Portion of Global Royalties on MAVYRET® (U.S.)/MAVIRET® (ex-U.S.) (Glecaprevir/Pibrentasvir) to OMERS Life Sciences for $200 Million

•	Non-Dilutive and Strengthens Balance Sheet

•	Competitive Process Results in the Sale of 54.5% of the MAVYRET®/MAVIRET® Royalty Interest, Subject to a 1.42x Cap

•	Sale Proceeds to Fund Continuing Clinical Development Across Virology Pipeline

WATERTOWN, Mass., Apr. 25, 2023 – Enanta Pharmaceuticals, Inc. (NASDAQ: ENTA), a clinical-stage biotechnology company dedicated to creating small molecule drugs for viral infections, today announced the sale to OMERS, one of Canada’s largest defined benefit pension plans, of 54.5% of Enanta’s future royalty payments from AbbVie Inc. on worldwide sales of MAVYRET®/MAVIRET®. The purchase price paid to Enanta was $200 million. OMERS right to receive royalty payments is based on net sales of the product beginning in July 2023 through June 2032, with total payments capped at 1.42 times the purchase price. Enanta retains 45.5% of all royalties until the cap is hit, at which point 100% of all further royalties revert to Enanta.

“We are pleased to partner with OMERS and its Life Sciences team to secure additional non-dilutive funding, which not only provides us with increased financial flexibility and retained economics, but also demonstrates the continued value of MAVYRET®/MAVIRET® and its significance for patients who continue to benefit from this therapy,” said Jay R. Luly, Ph.D., President and Chief Executive Officer of Enanta Pharmaceuticals. “As we execute on our programs, these funds enable us to continue to advance our robust pipeline of treatments for life-threatening viruses.”

“Enanta is a leader in small molecule drug discovery as evidenced by the successful development and commercialization of MAVYRET®/MAVIRET® in collaboration with AbbVie,” said Rob Missere, Managing Director & Head of OMERS Life Sciences. “We are pleased to invest in future sales of MAVYRET®/MAVIRET®, an important cure for chronic hepatitis C virus infection. This deal furthers our mandate to deliver an attractive source of long-term returns for our more than 560,000 members.”

MAVYRET®/MAVIRET® is a fixed-dose combination of glecaprevir, an NS3/4A protease inhibitor, and pibrentasvir, an NS5A inhibitor, indicated for the treatment of chronic hepatitis C virus (HCV)infection. Glecaprevir was discovered by Enanta under a collaboration between AbbVie and Enanta to discover and develop protease inhibitor treatments for chronic HCV infection. MAVYRET®/MAVIRET® was launched globally beginning in 2017.

Advisors

Foley Hoag LLP acted as legal advisor, and Elmore Patent Law Group, PC acted as patent counsel, to Enanta Pharmaceuticals, Inc. Davies Ward Phillips & Vineberg LLP acted as legal advisor, and Ballard Spahr LLP acted as patent counsel, to OMERS.

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs for the treatment of viral infections. Enanta’s research and development programs include clinical candidates for the following disease targets: respiratory syncytial virus (RSV), SARS-CoV-2 (COVID-19) and hepatitis B virus (HBV). Enanta is also conducting research on a single agent targeting both RSV and human metapneumovirus (hMPV).

Glecaprevir, a protease inhibitor discovered by Enanta, is part of one of the leading treatment regimens for curing chronic HCV infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). Please visit www.enanta.com for more information.

About OMERS Life Sciences and OMERS

OMERS Life Sciences provides royalty financings and other non-dilutive solutions to biopharma companies and academic institutions, supporting their efforts to address unmet medical needs and improve the quality of life of patients around the world.

OMERS is a jointly sponsored, defined benefit pension plan, with 1,000 participating employers ranging from large cities to local agencies, and over half a million active, deferred and retired members. Its members include union and non-union employees of municipalities, school boards, local boards, transit systems, electrical utilities, emergency services and children’s aid societies across Ontario. OMERS teams work in Toronto, London, New York, Amsterdam, Luxembourg, Singapore, Sydney and other major cities across North America and Europe – serving members and employers, and originating and managing a diversified portfolio of high-quality investments in public markets, private equity, infrastructure and real estate.

Forward Looking Statements

This press release contains forward-looking statements, including statements with respect to the prospects for MAVYRET®/MAVIRET®. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: the impact of development, regulatory and marketing efforts of others with respect to competitive treatments for HCV; the competitive impact of development, regulatory and marketing efforts of others in this disease area; any continuing impact of the COVID-19 pandemic on sales of

MAVYRET®/MAVIRET®; the need to obtain and maintain patent protection for MAVYRET®/MAVIRET®; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year ended September 30, 2022, and any other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Media and Investors Contact

Jennifer Viera

617-744-3848

jviera@enanta.com